Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Pinnacle Food Group Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Shares, US$0.00005 par value per share, issuable under the 2026 Equity Incentive Plan	(1)	Other	5,000,000	$2.7854	$13,927,000.00	0.000087	$1,211.65

Total Offering Amounts:						$13,927,000.00		1,211.65
Total Fee Offsets:								0.00
Net Fee Due:								$1,211.65

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Offering Note(s)

(1)	Represents 5,000,000 Class A Common Shares, US$0.00005 par value per share (“Class A Common Shares”), of Pinnacle Food Group Limited (the “Registrant”) reserved for issuance under the Pinnacle Food Group Limited 2026 Equity Incentive Plan (the “2026 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Class A Common Shares that may become issuable under the 2026 Plan to prevent dilution resulting from share splits, share dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act, based on the average of the high ($2.9707) and low ($2.60) sale prices per Class A Common Share as reported on The Nasdaq Capital Market on October 12, 2026, a date within five business days prior to the date of filing of this Registration Statement.